Exhibit 4.1

1993

STOCK OPTION PLAN

1.	DEFINITIONS

“Black Out Period” means any period during which a policy of the Company prevents an insider from trading in the Shares.

“Consultant” means an individual other than an employee, director or officer of the Company that provides on a bona fide basis consulting, technical, management or other services to the Company or any subsidiary, under a written contract between the Company or any subsidiary and the individual or a consultant company or consultant partnership of the individual, and who, in the reasonable opinion of the Company, spends a significant amount of time and attention on the affairs and business of the Company or any subsidiary. The term "Consultant" will include both: i) a consultant who comes within the definition and is providing services on a project basis for a fixed period of time (a "Project Consultant"); and ii) a consultant or key individual under a consulting agreement, who comes within the definition and is providing services on a continuous basis for an indeterminate or renewable period of time (a "Continuing Consultant").

2.	PURPOSE

The purpose of this Stock Option Plan (the "Plan") is to authorize the grant to directors, officers, Consultants and employees (the "Optionee") of Lorus Therapeutics Inc. (the "Company") or any present or future subsidiary thereof (as hereinafter defined) of options to purchase common shares ("Shares") of the Company and thus benefit the Company by enabling it to attract, retain and motivate directors, officers, Consultants and employees by providing them with the opportunity, through Share options, to acquire an increased proprietary interest in the Company.

3.	ADMINISTRATION

The Plan shall be administered by the Board of Directors of the Company. Subject to approval of the granting of options by the Board of Directors, the Company shall grant options under the Plan.

4.	SHARES SUBJECT TO PLAN

Subject to adjustment under the provisions of paragraph 10 hereof, the aggregate number of Shares of the Company that may be issued and sold under the Plan and any other Share Compensation Arrangement (as that term is defined in the rules of the Toronto Stock Exchange Company Manual relating to changes in capital structure of listed companies in connection with employee stock option and stock purchase plans) shall not exceed 15% of the issued and outstanding common shares of the Company on a non diluted basis. The total number of Shares which may be reserved for optioning to any one individual under the Plan shall not exceed 5% of the total number of issued and outstanding Shares (on a non-diluted basis), including Shares reserved for issuance under employee stock option plans, options for services and employee stock purchase plans. The number of shares issuable to insiders, at any time, under the Plan and all other security-based compensation arrangements, cannot exceed 10% of issued and outstanding common shares of the Company.  The number of shares issued to insiders, within any one year period, under the Plan and all other security-based compensation arrangements, cannot exceed 10% of issued and outstanding common shares of the Company.  The Company shall not, upon the exercise of any option, be required to issue or deliver any Shares prior to (a) the admission of such Shares to listing on any stock exchanges on which the Company’s Shares may then be listed, and (b) the completion of such registration or other qualification of such Shares under any law, rule or regulation as the Company shall determine to be necessary or advisable.

5.	ELIGIBILITY

Options shall be granted only to directors, officers, Consultants and to such employees who, at the time of the grant, are employees of or on contract to the Company or any subsidiary. The term "subsidiary" as used in the Plan shall mean any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

Subject to the foregoing, the Board of Directors shall have full and final authority to determine the persons who are to be granted options under the Plan and the number of Shares subject to each option. Within 10 days of the issue of any option, a designated officer shall file a letter with securities regulators demonstrating compliance with any applicable blanket rulings regarding trades in options to directors or senior officers and provide substantially the same information as prescribed by Form 20 under the Ontario Securities Act.

6.	PRICE

The purchase price (the "Price") for the Shares of the Company under each option shall be determined by the Board of Directors on the basis of the closing market price of the Shares on The Toronto Stock Exchange on the last trading date preceding the date of the grant or, in the event there is not a market price on The Toronto Stock Exchange, on the basis of the closing market price of the Shares on the Montreal Exchange on the last trading date preceding the date of the grant. If there is not a market price on The Toronto Stock Exchange or the Montreal Exchange, the Price for the Shares under each option shall be determined by the Board of Directors on the basis of the average of the bid and ask for the Shares on The Toronto Stock Exchange on the date preceding the date of the grant.

7.	PERIOD OF OPTION AND RIGHTS TO EXERCISE

Subject to the provisions of this paragraph 6 and paragraphs 8 and 9 below, options will be exercisable in whole or in part, and from time to time, during the currency thereof. Options shall not be granted for a term exceeding five years.  The expiry period for options granted under the Plan and outstanding as of October 7, 2004 will expire 10 years from the date of the grant. The Shares to be purchased upon each exercise of any option shall be paid for in full, in cash, at the time of such exercise. Except for Project Consultants and as provided in paragraphs 8 and 9 below, no option may be exercised unless the Optionee is then a director, officer, Continuing Consultant or in the employ of the Company or any subsidiary and, in the case of a Continuing Consultant or any employee, shall have been continuously under contract or employed by the Company and its subsidiaries since the grant of the option.

Notwithstanding anything contained herein or in any option agreement, if the date on which an option expires pursuant to an option agreement occurs during, or within 10 days after the last day of, a Black Out Period or other trading restriction imposed by the Company, the expiry date for the option will be the last day of the 10-day period.

Absence on leave approved by an officer of the Company or any officer of a subsidiary authorized to give such approval shall not be considered an interruption of employment for any purpose of the Plan.

8.	NON-TRANSFERABILITY OF OPTION

No option granted under the Plan shall be transferable by an Optionee otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during the Optionee's lifetime, only by the Optionee.

9.	TERMINATION OF EMPLOYMENT

Except for Project Consultants, if any Optionee shall cease to be an officer, director, Continuing Consultant or employee of the Company or any subsidiary for any reason (except as otherwise provided in paragraph 9), the Optionee may, but only within the period of three months next succeeding such cessation and in no event after the expiry date of the option, exercise the option.

10.	DEATH OF OPTIONEE

In the event of the death of an Optionee during the currency of the Optionee's option, the option theretofore granted to the Optionee shall be exercisable within, but only within, the period of nine months next succeeding the Optionee's death, and in no event after the expiry date of the option.

11.	ADJUSTMENTS IN SHARES SUBJECT TO PLAN

The aggregate number and kind of Shares available under the Plan shall be appropriately adjusted in the event of a reorganization, recapitalization, stock split, stock dividend, combination of Shares, merger, consolidation, rights offering or any other change in the corporate structure of Shares of the Company. The options granted under the Plan shall contain such provisions as the Board of Directors may determine with respect to adjustments to be made in the number and kind of Shares covered by such options and in the option price in the event of any such change.

12.	AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors reserves the right, in its sole discretion, to amend, suspend or terminate the Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders.  Any amendment to any provision of the Plan will be subject to any required regulatory or shareholder approval.  Notwithstanding the foregoing, the Company will be required to obtain the approval of the shareholders of the Company for any amendment related to:

(a)	the maximum number of Shares reserved for issuance under the Plan (and under any other share compensation arrangements of the Company);

(b)	a reduction in the exercise price for options held by insiders;

(c)	an extension to the term of options held by insiders; and

(d)
the increase in the 10% limits on grants to insiders set out in Section 3 and any shareholder approval required in respect of an amendment to increase such limits shall exclude the votes attaching to Shares, if any, held by Optionees who are insiders.

If this Plan is terminated, the provisions of this Plan, the Regulations and any administrative guidelines and other rules adopted by the Board and in force when this Plan is terminated will continue in effect as long as any Option, or any right under an Option, remains outstanding.  However, notwithstanding the termination of this Plan, the Board may make any amendments to this Plan, or to any outstanding Option, that it would be entitled to make if this Plan were still in effect.

13.	EFFECTIVE DATE OF THE PLAN

The Plan becomes effective on the date of its adoption by the Board of Directors and options may be granted immediately thereafter.

14.	EVIDENCE OF OPTIONS

Each option granted Under the Plan shall be embodied in a written open agreement between the Company and the Optionee which shall give effect to the provisions of the Plan.

15.	APPROVAL

The Plan was approved by the directors of the Company on June 3, 1993 and amended by the directors of the Company on July 22, 1994, November 1, 1996, October 16, 1997, October 14, 1998 and June 11, 1999. Shareholder approval of the June 11, 1999 amendment was given at the special meeting of the Company held on July 14, 1999.  The Plan was amended by the directors of the Company on October 7, 2004.  Shareholder approval of the October 7, 2004 amendment was given at the annual and special meeting of the Company on November 18, 2004.  Shareholder approval of the July 20, 2005 amendment was granted at the annual general and special meeting of the Company held on September 13, 2005.  The Plan was amended pursuant to the filing of articles of arrangement dated July 10, 2007.

DATED at Toronto, Ontario this 10th day of July, 2007.

Aiping H. Young
President and Chief Executive Officer
Lorus Therapeutics Inc.

LORUS THERAPEUTICS INC.

2003 SHARE OPTION PLAN
(As amended September 19, 2007)

September 19, 2007

TABLE OF CONTENTS

ARTICLE 1.
INTERPRETATION

1.1.	Purpose of the Plan	1
1.2.	Definitions	1
1.3.	Schedules	1
1.4.	Headings and Table of Contents	1
1.5.	Gender and Number	1
1.6.	Currency	1
1.7.	Invalidity of Provisions	2
1.8.	Entire Agreement	2
1.9.	Governing Law	2
1.10.	Effective Date	2

ARTICLE 2.
ADMINISTRATION

2.1.	Administration by the Board of Directors	2
2.2.	Authority of the Board of Directors	2
2.3.	Grants by CEO	3
2.4.	Shares Subject to the Plan	3
2.5.	Restrictions on Issuances	3
2.6.	Compliance with Law	4

ARTICLE 3.
FAIR VALUE

3.1.	Definition	4

ARTICLE 4.
GRANT OF OPTIONS

4.1.	Grants	5
4.2.	Participation Voluntary	5
4.3.	General Terms of the Option	5
4.4.	Option Exercise Price	5
4.5.	Exercise Period of Option	5
4.6.	Option Agreements	6
4.7.	Prohibition on Transfer of Options	6
ARTICLE 5.
EXERCISE OF OPTIONS

5.1.	Method of Exercise of Option	7
5.2.	Payment of Option Price	7

5.3.	Withholding of Tax	7

ARTICLE 6.
SHARES

6.1.	Shareholder Rights	8

ARTICLE 7.
REORGANIZATIONS AND ADJUSTMENTS

7.1.	Reorganization or Sale of the Company	8
7.2.	Substitute Options upon Acquisition by the Company	8
7.3.	Capital Adjustments	8

ARTICLE 8.
EMPLOYMENT AND COMPENSATION

8.1.	No Special Employment Rights	9
8.2.	Other Employee Benefits	9
8.3.	Non-Exclusivity	9

ARTICLE 9.
AMENDMENTS

9.1.	Amendment or Termination Without Consent	9
9.2.	Amendment With Individual Consent	10

ARTICLE 10.
GENERAL MATTERS

10.1.	Notices	10
10.2.	Submission to Jurisdiction	10
10.3.	Language of Plan	11
10.4.	Further Assurances	11

SCHEDULES

Schedule 1.2.1	-	Definitions
Schedule 1.2.2	-	Incorporated Definitions
Schedule 2.2.5	-	Regulations
Schedule 2.6.4	-	Company Obligations Required By Law
Schedule 4.6	-	Form of Option Agreement
Schedule 5.1	-	Exercise Form

ii

LORUS THERAPEUTICS INC.
(the “Company”)
2003 OPTION PLAN
(the “Plan”)

ARTICLE 1.
INTERPRETATION

1.1.           Purpose of the Plan

The purpose of this Plan is to advance the interests of the Company by increasing its ability to attract, retain and reward Eligible Persons who are involved in the development of the Company by providing those Eligible Persons with an opportunity to acquire an ownership interest in the Company and aligning further the interests of those Eligible Persons with the interests of the Company’s securityholders.

1.2.           Definitions

1.2.1.           In this Plan and its Schedules, the terms set out in Schedule 1.2.1 (Definitions) will have the meanings given to those terms in that schedule.

1.2.2.           Certain terms, whose definitions are incorporated by reference from other material, are set out in Schedule 1.2.2 (Incorporated Definitions).

1.3.           Schedules

The following are the schedules attached to this Plan:

Schedule 1.2.1	-	Definitions
Schedule 1.2.2	-	Incorporated Definitions
Schedule 2.2.5	-	Regulations
Schedule 4.6	-	Form of Option Agreement
Schedule 5.1	-	Exercise Form

1.4.           Headings and Table of Contents

The inclusion of headings and a table of contents in this Plan is for convenience of reference only and will not affect the construction or interpretation of the Plan.

1.5.           Gender and Number

In this Plan, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.6.           Currency

Except where otherwise expressly provided, all amounts in this Plan are stated and will be paid in Canadian currency.

1.7.           Invalidity of Provisions

Each of the provisions contained in this Plan is distinct and severable and a declaration of invalidity or unenforceability of any provision or part by a court of competent jurisdiction will not affect the validity or enforceability of any other provision of the Plan.  To the extent permitted by applicable law, the Company and all Participants waive any provision of law which renders any provision of this Plan invalid or unenforceable in any respect.

1.8.           Entire Agreement

This Plan and each Option Agreement constitutes the entire agreement between the parties pertaining to the subject matter of those documents. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with the subject matter except as specifically set out or referred to in those documents.

1.9.           Governing Law

This Plan will be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

1.10.           Effective Date

This Plan is effective as of September 19, 2007.

ARTICLE 2.
Administration

2.1.           Administration by the Board of Directors

This Plan will be administered by the board of directors of the Company or a committee of the board of directors duly appointed for this purpose by the board of directors and consisting of not less than 2 directors.  If a committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the committee.

2.2.           Authority of the Board of Directors

   Subject to this Plan, the Board has the authority to:

2.2.1.           grant Options to Eligible Persons;

2.2.2.           determine the terms of Option grants, including any limitations, restrictions and conditions upon those grants, which terms may differ by grant and by Participant;

2.2.3.           issue Shares upon the exercise of Options;

2.2.4.           effect any repurchase of Shares, Options or other rights contemplated by this Plan;

2.2.5.           interpret this Plan and adopt, amend or rescind any administrative guideline and other rule or Regulation relating to this Plan as it may from time to time consider advisable, subject to the Law; and

2.2.6.           make all other determinations and take all other actions in connection with the implementation and administration of this Plan as it may consider necessary or advisable.

The Board’s guidelines, rules, Regulations, interpretations and determinations will be final and binding upon the Company and all Participants and their legal representatives.  No member of the Board will be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of an authority or discretion granted in connection with the Plan to the Board, or for the acts or omission of any other members of the Board.

2.3.           Grants by CEO

The Chief Executive Officer of the Company is authorized to grant Options from time to time to Eligible Persons between meetings of the Board, subject to the ratification and approval of those grants by the Board at the next meeting of the Board; provided those grants are made in accordance with (1) the terms of the Plan and (2) any guidelines set out by the Board. The exercise price of Options granted in this manner will in all cases be established on the date of grant by the Chief Executive Officer, in accordance with section 4.4.

2.4.           Shares Subject to the Plan

2.4.1.           The maximum total number of Shares available for issuance from treasury from time to time upon the exercise of Options granted under the Plan and the Previous Stock Option Plan, for so long as it exists, is 15% of the issued and outstanding Shares of the Corporation.  Any Share subject to an Option that, for any reason, has been cancelled or terminated without having been exercised under the Plan or the Previous Stock Option Plan, will again be available for issuance under this Plan. Any exercise of Options will make new grants available under the Plan, provided that the maximum number of Shares reserved for issuance pursuant to the Plan and the Previous Stock Option Plan, for so long as it exists, does not exceed 15% of the number of Shares then issued and outstanding.

2.4.2.           No fractional Shares may be issued or purchased under the Plan and the Board will determine the manner in which any fractional Shares or rights to acquire fractional Shares are to be addressed.

2.5.           Restrictions on Issuances

    The issuing of Options is subject to the following restrictions:

2.5.1.           the number of Shares reserved for issuance under Options granted to Insiders, at any time, under Stock Options granted to Insiders under this and any other security based compensation arrangement of the Company may not exceed 10% of the Outstanding Issue;

2.5.2.           Insiders may not, within a 12 month period, be issued a number of Shares under the Plan and/or under any other security based compensation arrangement of the Company exceeding 10% of the Outstanding Issue;

2.5.3.           any one Insider and that Insider’s Associates may not, within a 12 month period, be issued a number of Shares under the Plan and/or under any other security based compensation arrangement of the Company exceeding 10% of the Outstanding Issue; and

2.5.4.           the number of Shares reserved for issuance under Options to any one Person may not exceed 5% of the Outstanding Issue.

2.6.           Compliance with Law

2.6.1.           The Company is not obligated by this Plan or any grant under it to, and will not, take any action required, permitted or otherwise contemplated by this Plan except in accordance with Law.  The Board may postpone or adjust any exercise of any Option or the issue of any Shares under this Plan or refrain from taking any action or exercising any right required, permitted or contemplated by the Plan as the Board in its discretion may deem necessary in order to permit the Company to ensure that this Plan and the issuance of Shares under it comply with Law.

2.6.2.           If the Shares are listed on a Stock Market, the Company will have no obligation to issue any Shares under this Plan unless the Shares have been duly listed, upon official notice of issuance, on that Stock Market.

2.6.3.           If Law prevents the exercise of an Option or the issue of a Share, the Board may, in addition to the rights referred to in this Plan, choose to address the economic value of a Participant’s rights in whatever manner it deems to be reasonable in the circumstances, and action taken by the Company in consequence of that determination will be deemed to have satisfied the Company’s obligations as they would otherwise have existed.

2.6.4.           The Company will comply with all reporting obligations required by Law.

ARTICLE 3.
FAIR VALUE

3.1.           Definition

“Fair Value” for the purposes of this Plan will be equal to the weighted average of the trading prices of the Shares on the Stock Market for the five trading days ending on the last trading date preceding the date on which the calculation of Fair Value is to be made, provided that:

3.1.1.           “Fair Value” for the purpose of determining the exercise price of all Options (other than Incentive Options) under section 4.4 will be equal to the closing market price of the Shares on the Stock Market on the last trading date preceding the date of the grant.  If there is no trading on that date, the exercise price will be the average of the bid and ask on the Stock Market on the last trading date preceding the date of the grant.

ARTICLE 4.
GRANT OF OPTIONS

4.1.           Grants

The Board may grant Options to Eligible Persons.  An Eligible Person may receive Options on more than one occasion under this Plan and may receive differing Options on any one occasion.

4.2.           Participation Voluntary

The participation of an Eligible Person in the Plan and the purchase of Shares by a Participant upon exercise of an Option is voluntary, and neither the participation nor any purchase will have any effect, positively or negatively, on the employment or continuing employment of an Eligible Person or Participant who is an Employee, the appointment or continuing appointment of an Eligible Person or Participant who is an Executive or the engagement or continuing engagement of an Eligible Person or Participant who is a Consultant or Consultant Entity.

4.3.           General Terms of the Option

4.3.1.           In respect of each Option, the Board will determine the Eligible Person who will receive the Option, the number of Shares subject to the Option, the expiration date of the Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each Option.

4.3.2.           If not otherwise determined by the Board, an Option will vest as to 50% on the first annual anniversary of the date of grant of the Option and an additional 25% on the second and third annual anniversaries after the date of the grant of the Option.

4.4.           Option Exercise Price

The Board will, in accordance with Law, establish the exercise price of an Option when each Option is granted equal to the Fair Value of the Shares as of the date of grant.

4.5.           Exercise Period of Option

4.5.1.           Maximum Period.  Options granted must be exercised no later than 10 years after the date of grant (or within any lesser period that the applicable grant, this Plan, Regulations or any Law may require).  No Option may be exercised after its stated expiration.

4.5.2.           Notwithstanding anything contained herein or in any Option Agreement, if the date on which an Option expires pursuant to an Option Agreement occurs during, or within 10 days after the last day of, a Black Out Period or other trading restriction imposed by the Corporation, the expiry date for the Option will be the last day of the 10-day period.

4.5.3.           Termination.

4.5.3.1.                      If a Participant ceases to be an Eligible Person as a result of:

4.5.3.1.1.                      the termination of the Participant’s appointment, employment or engagement by the Company (and/or its Affiliates) without Cause,

4.5.3.1.2.                      the resignation of the Participant, or

4.5.3.1.3.                      the retirement of the Participant,

each Option held by the Participant, to the extent which it has vested on or prior to the Termination Date in accordance with the Option Agreement and this Plan, will cease to be exercisable 3 months after the Termination Date unless it expires sooner or unless otherwise determined by the Board.

4.5.3.2.                      If a Participant ceases to be an Eligible Person as a result of the termination of the Participant’s appointment, employment or engagement by the Company (and/or its Affiliates) because of Cause, each Option held by the Participant, to the extent which it has vested and not expired on or prior to the Termination Date in accordance with the Option Agreement and this Plan, will cease to be exercisable immediately upon the Company’s (and/or an Affiliate’s) giving of notice of termination, unless otherwise determined by the Board.

4.5.3.3.                      Effective the Termination Date, any portion of an Option that has not vested on or prior to the Termination Date will expire without any further rights under the Plan.

4.5.4.           Death or Disability.  If a Participant ceases to be an Eligible Person as a result of the Participant’s death or Disability, each Option held by the Participant, to the extent which it has vested and not expired on or prior to the date of the Participant’s death or Disability in accordance with the Option Agreement and this Plan, will cease to be exercisable 9 months after the Termination Date unless otherwise determined by the Board.  Any portion of a Participant’s Option that has not vested on or prior to the date of the Participant’s death or Disability will no longer be exercisable.

4.6.           Option Agreements

Each Option must be confirmed, and will be governed, by an Option Agreement signed by the Company and by the Participant, substantially in the form attached as Schedule 4.6 (Form of Option Agreement).

4.7.           Prohibition on Transfer of Options

Options are personal to the Participant.  No Participant may deal with an Option or any interest in it or Transfer an Option except in accordance with this Plan. A purported Transfer of an Option in violation of this Plan will not be valid and the Company will not issue any Share upon the attempted exercise of that Option.  Subject to Law, the Board may establish rules, Regulations and procedures permitting the Transfer of Options in circumstances and on terms determined by the Board.  If Options have been granted to a Participant’s Subsidiary or a Consultant’s Consultant Entity and the related Subsidiary ceases to be a Subsidiary or the related Consultant Entity ceases to so qualify, then the Participant will be deemed to have Transferred any Option held by that entity to the entity, and that Transfer will be subject to the requirements and sanctions set out in this section.  Notwithstanding anything to the contrary in the Plan, Options cannot be Transferred other than by will or the laws of descent and distribution and will be exercisable during a Participant’s lifetime only by the Participant

ARTICLE 5.
EXERCISE OF OPTIONS

5.1.           Method of Exercise of Option

A Participant may exercise all or a portion of an Option by delivering to the Company, to the address and person set out in section 10.1, a completed exercise form in the form attached as Schedule 5.1 (Exercise Form) and, if exercised under section 5.2, accompanied by payment of the exercise price multiplied by the number of Shares to be purchased.

5.2.           Payment of Option Price

The purchase price of each Share purchased under an Option must be paid in full at the time of exercise by bank draft, certified cheque or in any other manner permitted by the Board and by Law.  Upon receipt of payment in full, but subject to this Plan, the number of Shares in respect of which the Option is exercised will be issued as fully paid and non-assessable.

5.3.           Withholding of Tax

5.3.1.           If the Company determines that under the requirements of taxation Law it is obliged to withhold for remittance to a taxing authority any amount upon exercise of an Option or the sale of Shares acquired on exercise of an Option, the Company may, prior to and as a condition of issuing the Shares or at any other later date, (1) require the Participant exercising the Option to pay to the Company, in addition to and in the same manner as the exercise price for the Shares, (2) withhold from any other amounts payable by the Company to the Participant or (3) transfer from the Participant to the Company Shares issuable upon exercise of the Option having a Fair Value equal to, any amount that the Company is obliged to remit to that taxing authority in respect of the exercise of the Option or the sale of the Shares acquired on exercise of the Option.  Any additional payment will, in any event, be due no later than the date as of which any amount with respect to the Option exercised must be included in the gross income of the Participant for tax purposes.

5.3.2.           Promptly after a Participant sells any Shares acquired on exercise of an Option, the Participant will notify the Company in writing of the date and terms of the sale and will provide all other information regarding the sale as the Company may reasonably require.

ARTICLE 6.
SHARES

6.1.           Shareholder Rights

A Participant will not have any rights as a shareholder of the Company with respect to any Shares subject to an Option until that Participant has exercised the Option and the Company has issued Shares in accordance with the Plan.

ARTICLE 7.
REORGANIZATIONS AND ADJUSTMENTS

7.1.           Reorganization or Sale of the Company

    If there is:

7.1.1.           a Combination,

7.1.2.           the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, or

7.1.3.           a reorganization or liquidation of the Company,

the Board, or the board of directors of any entity assuming the obligations of the Company, having regard to its fiduciary duties and the best interests of the Company, will, as to unexercised Options, upon written notice to Participants, provide that: (a) all unvested Options of Executives will vest immediately; (b) all unexercised Options (both vested and unvested) will terminate immediately prior to the consummation of the merger, consolidation, acquisition, reorganization, liquidation, sale or transfer unless those Options which have vested are exercised by respective Participants within 30 days following the date of the notice.

7.2.           Substitute Options upon Acquisition by the Company

The Company may grant Options under the Plan in substitution for options held by directors, officers or employees of or consultants to another entity who become Eligible Persons as a result of a merger or consolidation of the other entity with the Company or an Affiliate, or as a result of the acquisition by the Company of property or securities of the other entity.  The Company may direct that substitute Options be granted on any terms and conditions that the Board considers appropriate in the circumstances, subject to Law.

7.3.           Capital Adjustments

If there is any change in the outstanding Shares by reason of a share dividend or split, recapitalization, consolidation, combination or exchange of shares, special dividend or other fundamental corporate change, other than the issuance of Shares by the Company for consideration, the Board will, subject to Law, make a substitution or adjustment in

7.3.1.           the exercise price of any unexercised Options;

7.3.2.           the maximum number and/or class of securities of the Company reserved for issuance under this Plan; or

7.3.3.           the number and/or class of securities of the Company subject to unexercised Options previously granted,

as the Board determines is appropriate in the circumstances.

ARTICLE 8.
Employment and Compensation

8.1.           No Special Employment Rights

Nothing contained in the Plan or in any Option will confer upon any Participant any right with respect to the continuation of the Participant’s appointment, employment or engagement by the Company or interfere in any way with the right of the Company at any time to terminate or change any terms of that appointment, employment or engagement including any increase or decrease in the compensation of the Participant.

8.2.           Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the sale of Shares received upon an exercise of an Option will not constitute compensation for the purpose of determining any other employee benefits of that Participant, including benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

8.3.           Non-Exclusivity

Nothing contained in this Plan will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant or other Eligible Person, subject to Law.

ARTICLE 9.
Amendments

9.1.           Amendment or Termination Without Consent

9.1.1.           The Board reserves the right, in its sole discretion, to amend, suspend or terminate the Plan or any portion thereof at any time, in accordance with applicable legislation, without obtaining the approval of shareholders.  Any amendment to any provision of the Plan will be subject to any required regulatory or shareholder approval.  Notwithstanding the foregoing, the Company will be required to obtain the approval of the shareholders of the Company for any amendment related to:

9.1.1.1.                      the maximum number of Shares reserved for issuance under the Plan (and under any other security based compensation arrangements of the Company);

9.1.1.2.                      a reduction in the exercise price for Options held by Insiders;

9.1.1.3.                      an extension to the term of Options held by Insiders; and

9.1.1.4.                      the increase in the 10% limits on grants to Insiders set out in Sections 2.5.2 and 2.5.3 and any shareholder approval required in respect of an amendment to increase such limits shall exclude the votes attaching to Shares, if any, held by Participants who are Insiders.

9.1.2.           If this Plan is terminated, the provisions of this Plan, the Regulations and any administrative guidelines and other rules adopted by the Board and in force when this Plan is terminated will continue in effect as long as any Option, or any right under an Option, remains outstanding.  However, notwithstanding the termination of this Plan, the Board may make any amendments to this Plan, or to any outstanding Option, that it would be entitled to make if this Plan were still in effect.

9.2.           Amendment With Individual Consent

With the consent of the affected Participant, the Board may amend any outstanding Option in any manner to the extent that the Board would have had the initial authority to grant the Option as so modified or amended, including to change the date or the price at which an Option becomes exercisable, subject to Law.

ARTICLE 10.
GENERAL MATTERS

10.1.           Notices

Any notice or other communication required or permitted to be given under this Plan will be in writing and will be given by prepaid first-class mail, by electronic mail or by hand-delivery as provided below.  Any notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date, or if sent by electronic mail, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received on the day on which it is delivered to the applicable address noted below either to the individual designated below or to an individual at that address having apparent authority to accept deliveries on behalf of the addressee.  Notice of change of address will also be governed by this section.  Notices and other communications will be addressed, if to the Company, to the head office of the Company, attention:  Corporate Secretary and, if to a Participant, at the last address which appears on the records of the Company.

10.2.           Submission to Jurisdiction

The Company and each Participant irrevocably submit to the non-exclusive jurisdiction of the courts of Ontario in respect of all matters relating to this Plan and any Option Agreement.

10.3.           Language of Plan

The parties to this Plan have expressly agreed that this Plan and related documents be drawn in the English language.  Les parties aux présentes ont expressément convenu que le présent plan et tous les documents y afférents soient rédigés en langue anglaise.

10.4.           Further Assurances

Each Participant will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all further acts, documents and things as the Company may reasonably require from time to time for the purpose of giving effect to this Plan and will use reasonable efforts and take all steps as may be reasonably within the Participant’s power to implement to their full extent the provisions of this Plan.

SCHEDULE 1.2.1

Definitions

1.	“Affiliate” has the meaning given to that term in National Instrument 45-106.

2.	“Associate” has the meaning given to that term in the Securities Act (Ontario).

3.	Black Out Period” means any period during which a policy of the Company prevents an Insider from trading in the Shares.

4.	“Board” means the board of directors of the Company or a committee of the board of directors appointed to administer the Plan.

5.	“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario.

6.	“Cause”, in respect of a Participant, either

6.1.
has the meaning given to that term in any written employment or consulting agreement between the Company or an Affiliate and the Participant or in any written employment policy or manual of the Company or an Affiliate applicable to the Participant, or

6.2.
if there is no written definition of this term applicable to the Participant, means (1) the wilful failure of the Participant to properly carry out the Participant’s duties and responsibilities or to adhere to the polices of the Company or its Affiliates after notice by the Company (or an Affiliate) of the failure to do so and an opportunity for the Participant to correct the failure within a reasonable period from the date of receipt of that notice, (2) fraud, theft, dishonesty or wilful misconduct by, or the gross incompetence of, the Participant involving the property, business or affairs of the Company or its Affiliates or the carrying out of the Participant’s duties, as determined in good faith by the Company and (3) any other conduct that would constitute cause as that term is interpreted by the courts of the Province of Ontario from time to time.

7.
“Combination” means any acquisition of the Company by means of any transaction or series of related transactions, including any consolidation, merger, amalgamation or similar form of corporate reorganization, (1) in which the outstanding shares of the Company are exchanged for securities or other consideration issued, delivered or caused to be issued or delivered, by the acquiring Person, its subsidiary or other Person and (2) under which the holders of the outstanding voting securities of the Company immediately prior to the transaction fail to hold, directly or indirectly, equity securities representing a majority of the voting power of the Company or surviving entity or its parent immediately following the transaction in substantially the same proportions as their ownership of the voting power of the equity securities of the Company immediately prior to the transaction.

8.	“Company” means Lorus Therapeutics Inc., and includes any successor company.

9.
“Consultant” has the meaning given to that term in National Instrument 45-106 and excludes an individual whose services are in connection with the offer or sale or securities of the Company in a capital raising transaction.

10.
“Consultant Entity” means, for an individual Consultant, a company of which the individual Consultant is an employee or shareholder or a partnership of which the individual Consultant is an employee or partner.

11.	“Control" (or “Controlled”) has the meaning given to that term in National Instrument 45-106.

12.	“Disability”, in respect of a Participant, either

12.1.
has the meaning given to that term in any written employment or consulting agreement between the Company or an Affiliate and the Participant or in any written employment policy or manual of the Company or an Affiliate applicable to the Participant, or

12.2.
if there is no written definition of this term applicable to the Participant, means, subject to applicable human rights law, the mental or physical state of the Participant resulting in the Participant being unable as a result of illness, disease, mental or physical disability or similar cause, as determined by a legally qualified medical practitioner selected by the Company, to fulfil the Participant’s obligations to the Company or an Affiliate for any consecutive 180-day period or for any period of 180 days (whether or not consecutive) in any consecutive 365-day period.

13.
“Eligible Person”, subject to the Regulations and to Law, means (1) any Executive or Employee (including any of those persons who are on a leave of absence authorized by the board of directors of the Company or of any Affiliate), (2) any Subsidiary of an Executive or Employee, (3) any Consultant or Consultant Entity or (4) any RRSP or RRIF established by or for an Executive, Employee or Consultant or under which the Executive, Employee or Consultant is a beneficiary.

14.	“Employee” has the meaning given to that term in Schedule 1.2.2.

15.
“Entity” means any partnership, limited partnership, joint venture, syndicate, company or corporation with or without share capital, unincorporated association, trust or other entity however designated or constituted.

16.	“Executive” has the meaning given to that term in Schedule 1.2.2.

17.	“Fair Value” has the meaning given to that term in section 3.1.

18.	“including” means including without limitation.

19.	“Insider” has the meaning given to the term “insider” in the TSX Rules.

20.
“Law” means all applicable law including all applicable securities laws and the rules applicable to any stock exchange or quotation system on which the Shares are listed or quoted or on which the Company wishes to list or quote its shares (including any required prior regulatory approval or shareholder consent).

21.
“National Instrument 45-106” means National Instrument 45-106 - Prospectus and Registration Exemptions, as that instrument may be amended, renumbered or reclassified from time to time, and any successor to that instrument.

22.	“Option” means a right granted to an Eligible Person to purchase Shares on the terms of this Plan.

23.	“Option Agreement” means an agreement signed by the Company and by a Participant with respect to a granted Option, as contemplated by section 4.6.

24.	“Outstanding Issue” has the meaning given to the term “outstanding issue” in the TSX Rules.

25.
“Participant” means an Eligible Person to whom an Option has been granted, and, as appropriate with respect to each individual Participant (including in calculating holdings of a Participant or addressing termination of a Participant), also includes an RRSP, RRIF, Subsidiary or Consultant Entity related to that Participant.

26.
“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

27.
“Plan” means this 2007 Share Option Plan of the Company and all schedules attached to this Plan, in each case as they may be amended or supplemented from time to time, and unless otherwise indicated, references to Articles, sections and Schedules are to the specified Articles, sections and Schedules in this Plan.

28.	“Previous Stock Option Plan” means the stock option plan of the Company established October 9, 2003, as amended.

29.	“Regulations” means the regulations set out in Schedule 2.2.5 (Regulations) made under this Plan, as they may be amended from time to time in accordance with the Plan.

30.	“RRIF” means a registered retirement income fund.

31.	“RRSP” means a registered retirement savings plan.

32.	“Security Based Compensation Arrangement” has the meaning given to the term “security based compensation arrangement” in the TSX Rules.

33.	“Share” means a common share of the Company and includes any class of securities into which the common shares of the Company as a whole class may be subsequently reclassified, converted or exchanged.

34.
“Stock Market” means each stock exchange or quotation system on which the Shares are listed or quoted and, in respect of any calculation or determination to be made under this Plan, means one which is selected by the Board for the purposes of the calculation or determination, generally on the basis of volume of trading or other measure as to the accuracy of the trading history.  If the Shares are listed on the TSX, then “Stock Market” will mean the TSX for the purpose of any calculation or determination, unless the trading volume of the Shares is materially higher on another stock exchange or quotation system.

35.	“Stock Option” has the meaning given to the term “stock option” in the TSX Rules.

36.	“Subsidiary” has the meaning given to that term in Business Corporation Act (Ontario).

37.	“Termination Date” means the date on which a Participant ceases to be an Eligible Person in accordance with the Plan.

38.
“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, hypothecate, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title, beneficial ownership or the right to receive proceeds or benefits of or from the subject matter passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing, and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

39.	“TSX” means the Toronto Stock Exchange.

40.
“TSX Rules” means the rules of the Toronto Stock Exchange Company Manual relating to changes in capital structure of listed companies in connection with security based compensation arrangements (currently section 613), as those rules may be amended, renumbered or reclassified from time to time, or any successors.

SCHEDULE 1.2.2

Incorporated Definitions

The definitions in this schedule have been substantially reproduced from the statutory, regulatory or other material in force as of •, 2007 and from which they have been incorporated. This Schedule will be deemed to be updated from time to time, as applicable, as that material is updated, and a replacement version will be distributed to Participants as soon as practicable thereafter.

1.	An issuer is considered to be an affiliate of another issuer if one them is a subsidiary of the other, or each of them is controlled by the same Person.

2.	“associate”, where used to indicate a relationship with any Person or company means,

2.1.
any company of which such Person or company beneficially owns, directly or indirectly, voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the company for the time being outstanding,

2.2.	any partner of that Person or company,

2.3.	any trust or estate in which such Person or company has a substantial beneficial interest or as to which such Person or company serves as trustee or in a similar capacity,

2.4.	any relative of that Person who resides in the same home as that Person,

2.5.	any Person who resides in the same home as that Person and to whom that Person is married or with whom that Person is living in a conjugal relationship outside marriage, or

2.6.	any relative of a Person mentioned in clause 2.5 who has the same home as that Person.

3.	a Person (first Person) is considered to control another Person (second Person) if

3.1.
the first Person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation,

3.2.	the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50 percent of the interests of the partnership, or

3.3.	the second Person is a limited partnership and the general partner of the limited partnership is the first Person.

4.
“consultant” means, for an issuer, a Person, other than an employee, executive officer, or director of the issuer or of a related entity of the issuer, that (i) is engaged to provide services to the issuer or a related entity of the issuer, other than services provided in relation to a distribution, (ii) provides the services under a written contract with the issuer or a related entity of the issuer, and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the issuer or a related entity of the issuer; and includes, for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner.

5.	“employee” means, for an issuer, an employee of the issuer or of an affiliate of the issuer, other than an executive of the issuer.

6.	“executive” means, for an issuer, an issuer-officer or an issuer-director.

7.	“incentive” means a compensation or incentive arrangement for an executive.

8.	“incentive plan” means a plan providing for incentives.

9.	“insider” of a listed company means:

9.1.
an insider as defined in the Securities Act (Ontario), other than a Person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the listed company, and

9.2.	an associate of any Person who is an insider by virtue of 9.1.

10.	“outstanding issue” means the number of shares of the applicable class outstanding on a non-diluted basis.

11.
“security based compensation arrangement” means (i) stock option plans for the benefit of employees, insiders, service providers or any one of such groups; (ii) individual stock options granted to employees, service providers or insiders if not granted pursuant to a plan previously approved by the listed issuer’s security holders; (iii) stock purchase plans where the listed issuer provides financial assistance or where the listed issuer matches the whole or a portion of the securities being purchased; (iv) stock appreciation rights involving issuances of securities from treasury; (v) any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the listed issuer; and (vi) security purchases from treasury by an employee, insider or service provider which is financially assisted by the listed issuer by any means whatsoever.

12.	“stock option” means an option to purchase shares from treasury granted to a service provider as a compensation or incentive mechanism.

13.	“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

SCHEDULE 2.2.5

Regulations

1.
Subject to the Law and upon notice to the Company, a Participant may Transfer Options, or Shares received under the exercise of Options, to any RRSP or RRIF established by or for the Participant or under which the Participant is a beneficiary.  Upon death of a Participant, the Participant’s Option(s) will become part of the Participant’s estate, and any right of the Participant may be exercised by the former Participant’s legal representatives, provided the legal representatives comply with all obligations of the former Participant.

2.	A Participant who is an Executive or Employee will cease to be an Eligible Person on the earliest of:

2.1.
the end of the notice period, if the Company gives the Participant notice of termination of appointment and/or employment or the Participant gives the Company notice of resignation and the Participant continues to hold the appointment and/or work during the notice period,

2.2.
the date on which the Company gives the Participant notice of termination of appointment and/or employment (with or without Cause), if the Participant does not continue to hold the appointment and/or work during the notice period, and, for greater certainty, will not include any period of statutory or common law notice or severance,

2.3.	the date on which the Participant gives the Company notice of resignation, if the Participant does not continue to hold the appointment and/or work during the notice period,

2.4.	the date of the Participant’s retirement,

2.5.	the date of the Participant’s death,

2.6.	the date of the Participant’s Disability,

2.7.	the date on which the Participant otherwise fails to meet the criteria set out under the definition of an Eligible Person, and

2.8.	in any other case, the actual date on which both the Participant and the Company had actual notice that the Participant’s appointment and/or employment would cease on a particular date.

For greater certainty, the above dates will apply whether or not the Participant receives any payment in lieu of notice.  For greater certainty, if, as a result of one or more of the events listed above, a Participant no longer qualifies or will no longer qualify as an Eligible Person in one category but will remain an Eligible Person under another category, then the Participant will remain an Eligible Person.

3.	The date of a Participant’s Disability will be the last day of the applicable period during which the Participant is unable to fulfil the Participant’s obligations to the Company.

4.	A Participant who is a Consultant will cease to be an Eligible Person on the earliest of:

4.1	the completion or substantial performance of the Consultant’s engagement in accordance with the terms of the written contract,

4.2	the expiration of the Consultant’s written contract,

4.3	the notice of termination by the Company of the contract whether with or without Cause, or

4.4	the services of any key individual referred to in the Consultant Entity’s contract no longer being available to the Company as required under the contract.

5.
If the legal representative of a Participant who has died or has a Disability purports to exercise any Options of the Participant, the Company will have no obligation to issue the Shares until evidence satisfactory to the Company has been provided that the legal representative is entitled to exercise the Options.

SCHEDULE 4.6

Form of Option Agreement

LORUS THERAPEUTICS INC.
2007 SHARE OPTION PLAN

•{DATE}

PERSONAL & CONFIDENTIAL

•{NAME}
•{ADDRESS}

Dear •{NAME}:

Grant of Option

I am very pleased to advise you that the Board of Directors of Lorus Therapeutics Inc. (the “Company”) has granted to you an option (the “Option”) to purchase common shares (the “Shares”) of the Company.  This Option was granted on the basis set out in this letter, and is subject to the 2007 Share Option Plan of the Company (the “Plan”), a copy of which is enclosed.  This letter and the Plan are referred to collectively as the “Option Documents”.  All capitalized terms not otherwise defined in this letter have the meanings given to them in the Plan.

Date of grant of Option:

The total number of Shares subject to this Option is:

The exercise price of this Option is:	$

Vesting of Options

Your Options will “vest” or become exercisable

in accordance with the table set out below.  Provided that you are an Eligible Person and have been an Eligible Person throughout the time period set out in Column 1, the number of Options set out in Column 2 will vest at 11:59 p.m. on the last day of that time period.  The number of Options you may exercise at any time (prior to the expiry date set out below) will be equal to the total number of Options which have vested, less any Options which you have exercised or which have expired in accordance with the Option Documents.

Column 1	Column 2
Time Period	Number of Options vesting following that time period

to
to
to

•[OTHER CONDITIONS APPLICABLE TO VESTING, SUCH AS ATTAINING CERTAIN PERFORMANCE GOALS]

Expiry of Option

Subject to earlier expiration in accordance with the Option Documents, your rights to purchase Shares under this Option will expire at 11:59 p.m. on:

___________________________________________________________________

Exercise of Option

This Option may be exercised in whole or in part in respect of the vested portion of the Option at any time prior to expiry of the Option by delivery of written notice in a form attached to the Plan to the address and person set out in the Plan by exercising all or part of the vested portion of the Option for a number of Shares specified to be purchased and enclosing payment by bank draft or certified cheque of the total purchase price of the Shares.

This Option may not be exercised or surrendered in respect of amounts of less than 100 Shares in the case of any one exercise unless that exercise would exhaust the Option.

Tax Consequences

Receiving a grant of an Option, exercising an Option and selling Shares received upon exercise of an Option may all result in tax consequences, which will differ depending on your jurisdiction of residence.  The Company may impose requirements in relation to your exercise of an Option or subsequent sale of Shares issued upon exercise of an Option, to ensure compliance with taxation laws related to withholdings and remittances. You are strongly urged to consult your tax advisor as to the various tax consequences.

Options and Your Service to the Company

Nothing in the Option Documents will affect the right of the Company to terminate your services, responsibilities or duties to the Company and its Affiliates at any time for any reason.  Regardless of the reason for your termination, your rights to exercise this Option will be restricted to those rights which have vested and not expired on or prior to your Termination Date and, in any claim for wrongful dismissal, no consideration will be given to any Options that might have vested during an appropriate notice period, all as described in the Plan.  As set out the Plan, your participation in the Plan and any purchase of Shares upon exercise of an Option is voluntary, and neither the participation nor any purchase will have any effect, positively or negatively, on your appointment, employment or engagement by the Company.

No Transfers

This Option is personal to you alone and may not be sold or Transferred in any way, except as described in the Plan.

Decisions of Board Binding

All decisions made by the Board of Directors with regard to any questions arising in connection with the Option Documents, whether of interpretation or otherwise, will be final and binding on all parties.

Acceptance of Option

Please indicate acceptance of this agreement by signing where indicated below on the enclosed copy of this letter and returning the signed copies to the Company to the attention of Corporate Secretary.

By signing and delivering this agreement, you are acknowledging receipt of copies of the Plan and having been provided with an opportunity to consider the Plan and to seek independent legal advice with respect to them, and are agreeing to be bound by all terms of this letter and the Plan.

                                                                        Yours truly,

                                                                        LORUS THERAPEUTICS INC.

                                                                        By:

I have read and agree to be bound by this letter and the Plan.

Signature:
Name (print):
Address:

Date:
Witness Signature:
Witness Name print):

SCHEDULE 5.1

Exercise Form

LORUS THERAPEUTICS INC.
2007 SHARE OPTION PLAN

SHARE OPTION
EXERCISE AND SUBSCRIPTION FORM

TO:	Lorus Therapeutics Inc. (the “Company”) 2 Meridian Road Toronto, Ontario M9W 4Z7 Attention: Corporate Secretary

RE:	Share Option Exercise under the 2003 Share Option Plan of the Company

Under an option agreement dated ________________ , I was granted an option (the “Option”) to purchase a total of ________ Shares.  At this date, a portion of the Option has vested entitling me to purchase ________ Shares, of which I have already purchased ________ Shares in total under one or more prior exercise and subscription forms.

I give notice that I wish to:

☐
under section 5.1 of the Plan, exercise the vested portion of my Option to purchase ________ Shares at the price of $ ______ per Share, and I hereby subscribe for that number of Shares at that price, enclose payment for those Shares in full by bank draft or certified cheque in the total amount of $ _________  and direct that

☐    a certificate representing the subscribed Shares be delivered to me at the address set out below;

☐    a certificate representing the subscribed Shares be delivered to me at my office; or

☐    the subscribed Shares be deposited directly into my broker account (see account details below), and I hereby authorize Computershare Trust Company of Canada, or such other registrar and transfer agent as the Company may appoint from time to time;

or

•	I am resident at the address set out below; and

•	I have received copies of the Plan and the Option Agreement and am agreeing to be bound by all terms of those agreements.

All capitalized terms used in this exercise and subscription form and not otherwise defined have the meanings given to them in the Plan.

Signature:
Name (print):
Address:

Date:
Broker account details: